EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the 15th day of July, 2008 (“Effective Date”), is by and between Green Mountain Energy Company, Inc., a Delaware corporation with a principal address of 300 W. 6th St., Suite 900, Austin, TX (“Buyer”), and W Power and Light, LLC, Delaware limited liability company with a principal address of 306 West Wall Street, Suite 550, Midland, Texas 79701 (“Seller”).

RECITALS

A.           Seller is a retail electric provider (“REP”) certified by the Public Utility Commission of Texas (“PUCT”) engaged in the business of providing retail electric services to residential and commercial customers in areas within the state of Texas open to retail electric competition (the “Business”).

B.           Buyer is a REP certified by the PUCT and is engaged in the business of providing retail electric services to residential and commercial customers in areas within the state of Texas open to retail electric competition.

C.           The Seller desires that Seller sell to Buyer, and Buyer desires to purchase from Seller, certain customers, customer lists, and related customer agreements, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.

(a) Purchased Assets.  Buyer hereby purchases from Seller, and Seller hereby transfers and delivers to Buyer, all right, title and interest in and to Seller’s:  (i) customer names and other customer information (such customers, collectively, the “Customers”), (ii) customer lists, and (iii) customer agreements (the “Customer Contracts”) listed in Schedule 1.1(a) attached hereto and incorporated herein (all of the foregoing, collectively, the “Purchased Assets”).

(b) Excluded Assets.  All assets not otherwise listed or described in either Section 1.1(a) or Schedule 1.1(a) shall be considered “Excluded Assets”, which remain Seller’s property immediately following the Closing.

1.2 Assumed Liabilities.

(a) Assumed Liabilities.  For an in consideration of Seller’s sale and transfer of the Purchased Assets to Buyer, Buyer hereby assumes and becomes responsible for performing the obligations of Seller under each Customer Contract only to the extent that such obligations arise from and after the date that Buyer becomes the REP of record for the ESI(s) (as defined below) served under such Customer Contract (the “Transfer Date”), as confirmed by the Electric Reliability Council of Texas (“ERCOT”)  (collectively, the “Assumed Liabilities”).  “ESI” means an electricity delivery point identified by an electric service identifier assigned by ERCOT.

(b) Excluded Liabilities.  The Assumed Liabilities exclude, and Buyer does not assume or have any responsibility with respect to, all other liabilities or obligations of Seller (collectively, the “Excluded Liabilities”), including, but not limited to, liabilities or obligations: (i) for taxes of any kind whatsoever; (ii) for costs and expenses incurred in connection with negotiating the Transaction documents and performing the transactions contemplated thereby (the “Transactions”); (iii) under any Transaction document; (iv) under any Customer Contract that arise or relate to any period before the applicable Transfer Date for any such Customer Contract (including, without limitation, any obligations to apply or refund any customer deposits held by Seller); (v) under any contract or agreement not assumed hereunder; and (vi) any other liabilities or obligations of Seller or related to the Business that are not expressly included in the Assumed Liabilities.

1.3 The Closing.  The closing of the Transaction described in this Agreement shall occur upon the execution and delivery of this Agreement by all Parties (the “Closing”).

1.4 Deliveries.  On the date of Closing (the “Closing Date”),

(a) the Seller has delivered or caused to be delivered to Buyer (i) an assignment and assumption agreement duly executed by Seller; and (ii) the Mark-to-Market Payment;

(b) Buyer has delivered or caused to be delivered to Seller an assignment and assumption agreement duly executed by Buyer; and

(c) Buyer and Seller have cooperatively obtained and delivered any regulatory permits or approval required for the sale of the Purchased Assets.

1.5 Transfer of Customers.  Within 5 business days after the Closing Date, Buyer and Seller will cooperate and take such actions as may be necessary or appropriate to transfer electric service for, and cause Buyer to become the REP of record for, the Customers and ESIs covered by the Customer Contracts included in the Purchased Assets from Seller to Buyer, including, without limitation, (i) sending notice of the transfer to the Customers; (ii) initiating switch transactions with ERCOT ( out-of-cycle unless agreed to otherwise by Seller via email communication); and (iii) communicating and coordinating with the PUCT and/or ERCOT.  Neither party will send any customer notice regarding the transfer of customers pursuant to this Agreement without the prior written (which may be by email) approval of such notice, which approval shall not be unreasonably withheld, conditioned or delayed.

1.6 Mark-to-Market Payment.  Contemporaneous with the Closing, Seller will pay Buyer $190,762 (the “Mark-to-Market Payment”) to cover the expected excess Energy Related Costs (as defined below) Buyer will incur to provide electricity service to Medium Commercial Fixed Price Customers (as defined below) under Customer Contracts for the remainder of the applicable contract term, where the fixed rate provided for in the applicable Medium Commercial Fixed Price Contract is below current market rates.  “Energy Related Costs” means all wholesale energy costs, ERCOT ancillary services costs and fees, transmission and distribution losses, and energy management services costs.  Buyer will provide Seller with wire transfer instructions for payment of the Mark-to-Market Payment. Such payment shall be in full and final settlement of all such costs, and Seller shall have no further liability related to such costs.

1.7 Further Obligations of Parties.

(a) Seller shall fully and timely perform all obligations of Seller under each Customer Contract up through the Transfer Date for each such Customer Contract, and after the Transfer Date will fully and timely perform any remaining obligations of Seller under any Customer Contract that arise or relate to any period before the applicable Transfer Date for any such Customer Contract (including, without limitation, any obligations to apply or refund any customer deposits held by Seller).  On or before the date that is 5 days after the Closing Date, Seller shall deliver to Buyer or provide Buyer with full access to view and copy all of the following items (and such access shall continue for a 180-day period following the Closing Date):

(i) all relevant books and records, financial and credit information,  payment history (including, but not limited to, deposits, balance, prepayments, and credits), and past and current electricity usage records, and Seller’s obligations concerning the customers and Customer Contracts listed in Schedule 1.1(a);

(ii) any other documentation related to the Purchased Assets requested by Buyer; and

(iii) all items listed in Schedule 1.1(a).

(b) For each of Seller’s Residential Customers transferred to Buyer pursuant to this Agreement, Buyer will make a one-time payment to Seller in an amount equal to the product of (i) $50.00, multiplied by (ii) the number of such transferred Residential Customers for which Buyer is still the REP of record as of December 31, 2008 and that are still receiving service from Buyer. This one-time payment shall be paid by Buyer to Seller by January 31, 2009, and shall constitute full and complete payment for those respective Residential Customers. On or before January 31, 2009, Buyer shall perform in good faith a review of its records regarding such transferred Residential Customers and shall provide a list to Seller of such transferred Residential Customers that are still receiving service from Buyer. For Seller’s transferred Residential Customers not receiving electric service from Buyer as of December 31, 2008, there shall be no payment made to Buyer, then or at any time in the future.

1.8 Conditions Precedent to Closing.  Seller’s obligations to sell the Purchased Assets and Buyer’s obligations to buy the Purchased Assets shall be subject to the following conditions:

(a) all of the representations and warranties contained in this Agreement shall be true and complete as of the Closing Date in all material respects;

(b) all of the deliveries listed in Section 1.4 shall have been delivered; and

(c) there shall have been no material adverse change in the Purchased Assets.

ARTICLE 2

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that the statements contained in this ARTICLE 2 are correct and complete on the Closing Date.

2.1 Organization of Buyer.  Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

2.2 Authority of Buyer; Enforceability.  Buyer has the relevant entity power and authority necessary to execute and deliver each Transaction document to which it is a party and to perform and consummate the Transactions.  Buyer has taken all action necessary to authorize its execution and delivery of each Transaction document to which Buyer is a party, the performance of its obligations thereunder and its consummation of the Transactions.

2.3 No Violation.  The execution and the delivery by Buyer of this Agreement and the other Transaction documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the Transactions by Buyer will not constitute or create a breach or default under any of its contracts to which Buyer is a party.

ARTICLE 3

SELLER’S REPRESENTATIONS AND WARRANTIES CONCERNING

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 3 are correct and complete on the Closing Date.

3.1 Entity Status.  Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

3.2 Power and Authority; Enforceability. Seller has the relevant entity power and authority necessary to execute and deliver each Transaction document to which it is a party and to perform and consummate the Transactions.  Seller has taken all action necessary to authorize its execution and delivery of each Transaction document to which Seller is a party, the performance of its obligations thereunder and its consummation of the Transactions.

3.3 No Violation.  Except for approval required by the Public Utility Commission of Texas, the execution and delivery by Seller of this Agreement and the other Transaction documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, the consummation of the Transactions by Seller and Buyer’s ownership of the Purchased Assets immediately following the Closing will not (a) with or without notice or lapse of time, constitute or create a breach or violation of, or default under, any (i) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive Order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (ii) Order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (iii) Contract or permit to which, in the case of (i), (ii) or (iii), Seller is a party or by which it is bound or to which any Purchased Asset is subject, or (iv) organizational document of Seller as in effect on the Closing Date, (b) result in the imposition of any lien, claim or encumbrance (an “Encumbrance”) upon any Purchased Asset, (c) require any permit or consent under any Law, Order, Contract or organizational document to which any Seller Party is a party or by which Seller is bound or to which any Purchased Asset or the Business is subject or (d) in any other way materially and adversely impair any Purchased Asset.

3.4 No Undisclosed Liabilities.  There is no basis known to Seller for any present or future action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) or Order against Seller or the Purchased Assets giving rise to any liability or obligation being assumed by Buyer hereunder. Seller and each of its Affiliates is not aware of any threatened or pending actions concerning any of the Purchased Assets.  “Affiliate” with respect to a specified person means any other person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

3.5 Availability, Title to and Condition of Purchased Assets.  Seller has good, marketable and indefeasible title to all of the Purchased Assets, in each case free and clear of any encumbrances.

3.6 Customer Contracts.  Schedule 1.1(a) lists each Customer Contract that is included in the Purchased Assets and is assigned under this Agreement.  Schedule 1.1(a) includes three different categories of Customer Contracts, as described in Section 3.6 (a), (b) and (c) below.  Schedule 1.1(a) includes, for each Customer Contract, at least the following information:

(i) Customer name (first and last) (for commercial, full legal name of entity);

(ii) Service address(es);

(iii) Billing address and contact (if different);

(iv) ESI ID(s);

(v) Contract or service beginning date;

(vi) Contract term end dates for term customers; and

(vii) Identification of the form of Customer Contract under which such Customer is being served.

(a) Section A of Schedule 1.1(a) lists all Customer Contracts with residential customers (referred to as “Residential Customer Contracts” and “Residential Customers”, respectively).  Each Residential Customer Contract consists of a Terms of Service document (“TOS”), Electricity Facts Label (“EFL”), Your Rights as a Customer document (“YRAC”), and enrollment form. Each Residential Customer is being served by Seller under one of three different versions of Seller’s Residential Customer Contract, labeled as: (i) “Version: res_ce_20070218a”, a correct and complete copy of which is attached hereto as Exhibit 3.6(a)(i); (ii) “Version: 20080218a”, a correct and complete copy of which is attached hereto as Exhibit 3.6(a)(ii); and (iii) “Version: 070409andrews”, a correct and complete copy of which is attached hereto as Exhibit 3.6(a)(iii). Section A of Schedule 1.1(a) includes, for each Residential Customer, an identifier indicating the applicable Residential Customer Contract version such customer is on.

(b) Section B of Schedule 1.1(a) lists all Customer Contracts with small commercial customers, as such term is defined in the PUCT Substantive Rules  §25.471(d)(10) (i.e., a non-residential customer that has a peak demand of less than 50 kilowatts during any 12-month period, unless the customer's load is part of an aggregation program whose peak demand is in excess of 50 kilowatts during the same 12-month period) (referred to as “Small Commercial Customer Contracts” and “Small Commercial Customers”, respectively).  Each Small Commercial Customer Contract consists of a TOS, EFL, YRAC, and enrollment form. Each Small Commercial Customer is being served by Seller under Seller’s Small Commercial Customer Contract form labeled “Month-to-Month Commercial Plan, Version: 20060701”, a correct and complete copy of which is attached hereto as Exhibit 3.6(b).

(c) Section C of Schedule 1.1(a) lists all Customer Contracts with non-residential customers that are not Small Commercial Customers (referred to as “Medium Commercial Customer Contracts” and “Medium Commercial Customers”, respectively).  Each Medium Commercial Customer is being served by Seller under a signed written Medium Commercial Customer Contract between Seller and such Medium Commercial Customer.  All Medium Commercial Customer Contracts are substantially consistent in all materials respects with Seller’s standard form of Medium Commercial Contract, a correct and complete copy of which is attached hereto as Exhibit 3.6(c).  Seller has delivered to Buyer a true, correct and complete original (or copy if an original is not available) of the actual signed Medium Commercial Contract with each Medium Commercial Customer.  Section C of Schedule 1.1(a) includes, for each Medium Commercial Customer, an identifier indicating whether the Medium Commercial Customer is subject to: (i) a Medium Commercial Customer Contract with a month-to-month term and variable pricing; or (ii) a Medium Commercial Contract with a minimum term and a fixed price (a “Medium Commercial Fixed Price Customer” or “Medium Commercial Fixed Price Contract” as applicable), and, for all Medium Commercial Fixed Price Customers, the applicable term and price.  Each Medium Commercial Fixed Price Contract covered by the Mark-to-Market Payment provided for in Section 1.6 shall be separately identified in Section C of Schedule 1.1(a).

(d) Schedule 3.6(d) shows Seller’s variable month-to-month prices for all Residential Customers and Small Commercial Customers, and the pricing in effect for all Medium Commercial Customers that are not subject to a Medium Commercial Contract with a minimum term and/or fixed price, in each case, as in effect as of the Effective Date.

(e) Seller has delivered to Buyer a correct and complete copy of each Customer Contract (as amended to date) listed in Schedule 1.1(a).  Each such Customer Contract is enforceable and will continue to be enforceable on identical terms following the consummation of the Transaction.  Neither Seller nor, to Seller’s knowledge, any of the counter-parties to any such Customer Contract is or has been in (and no event has occurred that, with or without notice or lapse of time, would create or constitute a) breach or violation of, or default under, any of such Contract’s provisions which would reasonably be expected to have a material adverse effect on the Purchased Assets..  Each of the Customer Contracts is assignable by Seller without any other party’s consent.

3.7 Litigation.  To Seller’s knowledge, none of the Purchased Assets are the subject of any Action or Order.

3.8 Taxes.  The Purchased Assets are not subject to any liability or obligation for any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not (“Taxes”).

3.9 Accuracy of Information Furnished.  Seller and Buyer have acted in good faith and no representation, statement or information contained in this Agreement, any of the Transaction documents or other document made available or furnished to either Party or its representatives by the other contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.

ARTICLE 4

COVENANTS

4.1 General.  If any time after the Closing any further action is necessary or desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents, obtaining any permits and consents, sending any required customer notices, and providing any reasonably requested information) as may be necessary or appropriate in order to complete the sale and transfer of the Purchased Assets contemplated by this Agreement or as any other Party may reasonably request.

4.2 Confidentiality.  Seller and Buyer will, and will cause each of its respective Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to (a) treat and hold as confidential, and not use or disclose, all of the information concerning the Purchased Assets, the negotiation or existence and terms of this Agreement, and the business affairs of Seller and  Buyer (“Confidential Information”), except for (i) disclosures to the person’s professional advisors, the actions for which the disclosing person will be responsible and (ii) disclosures required for such person to perform obligations it may have under this Agreement, and (b) deliver promptly to Seller or Buyer or destroy, at Seller or Buyer’s request and option, all tangible embodiments (and all copies) of the Confidential Information which are in such person’s possession.  If any person subject to these confidentiality provisions is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, the relevant Seller or Buyer Party will notify the other promptly of the request or requirement so that Party may seek an appropriate protective Order or waive compliance with this Section 4.2.  Notwithstanding any contrary provision of this Agreement, any Party (and its respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

ARTICLE 5

MISCELLANEOUS

5.1 Entire Agreement.  This Agreement, together with the other Transaction documents and all schedules, exhibits, annexes or other attachments hereto or thereto that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

5.2 Assignment; Binding Effect.  No Party other than Buyer may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any such assignment by a Party without prior written approval of the other Parties will be deemed invalid and not binding on such other Parties.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

5.3 Survival.  Each representation and warranty of the Parties contained herein and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for one year thereafter, except that (i) the representations and warranties set forth in Sections  3.4, 3.5, 3.8, and 3.9, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for 15 years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 2.1, 2.2, 3.1 and 3.2, which will survive the Closing and will continue in full force and effect forever.  Each covenant and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing forever. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to any person in connection with the Transactions will be deemed waived by any action or inaction of that person (including consummation of the Transactions, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.

5.4 Notices.  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery.  All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

5.5 Specific Performance; Remedies.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement.

5.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  Any dispute arising out between the Parties shall be exclusively filed in the state or federal courts located in Austin, Travis County, Texas.

5.7 Amendment; Extensions; Waivers.  No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and Seller.  Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right.  Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

5.8 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

5.9 Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions.

5.10 Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and signatures to this Agreement may be executed and delivered by facsimile or other reliable electronic means (such as a scanned .pdf file sent by email).  This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

5.11 Construction.  This Agreement has been freely and fairly negotiated between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

BUYER:

Green Mountain Energy Company

By:    _______________
Name: Paul D. Thomas
Title: President and CEO

SELLER:

W Power and Light, LLC

By:    _______________
Name: Kevin Yung
Title: President

Asset Purchase Agreement